EXHIBIT 10.21

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE ACT AND SUCH LAWS OR (1) REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED, AND (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FURNISHED TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

ORGANIC FARM MARKETING, LLC
CONVERTIBLE NOTE

December 18, 2007
$800,000.00	Thorp, Wisconsin

ORGANIC FARM MARKETING, LLC, a Wisconsin limited liability company (the “Company”), for value received, hereby promises to pay to the order of ADVANCED BIOTHERAPY, INC. a Delaware corporation (“Advanced Biotherapy,” together with its successors and permitted assigns, collectively, the “Holder”), the maximum principal sum of Eight Hundred Thousand Dollars ($800,000.00) (or such lesser amount as may have been advanced hereunder), and to pay interest (computed on the basis of actual days elapsed in a 365-day year) on the unpaid principal balance of each advance from the date of such advance at a rate per annum equal to ten percent (10%) (such principal and accrued interest together shall be known as the “Principal Sum”). Interest shall be payable quarterly in arrears commencing on January 17, 2008, and continuing on each April 17, July 17, October 17 and January 17 thereafter until the maturity date set forth below; provided, however, that the Company may, at its option, in lieu of making any cash payment of interest as contemplated herein, by written notice to the Holder given not less than three (3) days prior to the interest payment date, elect to add the interest installment to the outstanding principal balance of this Note. If any interest installment is not paid hereunder when due, the Holder may, at its option, elect to add such interest installment to the outstanding principal balance of the Note or treat such failure as an Event of Default.

The Principal Sum shall be payable in full on May 17, 2009. Amounts advanced under this Note and repaid may not be redrawn.

If the Principal Sum is not paid in full on the due date thereof (whether by maturity or acceleration), and upon and during the continuance of any Event of Default (as defined herein), the Principal Sum (to the extent permitted by applicable law) shall bear interest thereafter at a rate per annum equal to thirteen percent (13%) until such payment is paid in full or such Event of Default is cured or waived.

Notwithstanding any provision of this Note to the contrary: (i) in no event shall the interest rate on this Note be a rate per annum in excess of the maximum interest rate permissible under applicable law, and (ii) to the extent that interest (or other amounts paid pursuant to this Note that are deemed to be interest under applicable law) results in interest payments in excess of those permitted under applicable law, such excess payments shall be applied first to the payment of the unpaid Principal Sum, second to the payment of any other amounts due from the Company to the Holder, and third, if no other obligations are owing to the Holder, then refunded to the Company. The Company agrees that if such excess payments are applied in the manner provided for in this paragraph, then to the fullest extent permitted by applicable law, the Holder shall not be subject to any penalty provided for by any applicable law relating to charging or collecting interest in excess of that permitted by applicable law.

The unpaid principal balance of this Note together with all interest accrued thereon shall, at the option of the Holder, become immediately due and payable upon any of the following events (each, an “Event of Default”):

(i) The Company shall default in the payment of interest or principal hereunder and such default shall continue for a period of five (5) days;

(ii) (ii) Any representation or warranty made by the Company in this Note, the Investment Agreement dated as of December 18, 2007 (“Investment Agreement”) between the Company and Advanced Biotherapy, or any other document executed in connection therewith, including, without limitation, the secured promissory note issued by the Company in favor of Advanced Biotherapy (collectively, the “Related Documents”) proves to have been untrue, incomplete or misleading in any material respect when made or when deemed to have been made (including, but not limited to, upon any advance hereunder);

(iii) The Company fails to observe or perform any covenant or agreement set forth in this Note, the Investment Agreement or the Related Documents and, if such failure is capable of being cured and is not otherwise subject to a cure period under the applicable document, shall continue for a period of thirty (30) days;

(iv) (I) The Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking arrangement, adjustment, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company shall make a general assignment for the benefit of its creditors; (II) there shall be commenced against the Company any case, proceeding or other action of the nature referred to in clause (I), above, which (A) results in the order of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (III) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warranty of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (IV) the Company shall take any action or furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (I), (II), or (III), above; or (V) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(v) The occurrence of any of the following: (I) an event or series of events by which any person, entity or group of persons or entities who are not holders of the Company’s Units on the date of this Note shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), of more than fifty percent (50%) of the Units of the Company at any time outstanding entitled to vote generally in the election of the Company’s directors; (II) the Company is merged with or into another entity with the effect that immediately after such transaction the equity owners of the Company immediately prior to such transaction hold less than a majority of the equity interests entitled to vote generally in the election of the directors of the entity surviving the transaction; or (III) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company;

(vi) A final judgment or judgments is or are entered against the Company in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more on a claim or claims not covered by insurance;

(vii) This Note, the Investment Agreement or any of the Related Documents shall be declared invalid, void or unenforceable, or the validity or enforceability thereof shall be contested or challenged by the Company, or any determination of partial invalidity, voidness or unenforceability shall be made which would, individually or in the aggregate, materially reduce the principal benefits of any provision of this Note, the Investment Agreement or any of the Related Documents to the Holder, or make the remedies generally afforded thereby inadequate for the practical realization thereof; or

(viii) The holder of any indebtedness owed by the Company in excess of Seventy-Five Thousand Dollars ($75,000) accelerates the payment of such indebtedness for any reason or the Company defaults in the payment of any indebtedness with an unpaid principal amount in excess of Seventy-Five Thousand Dollars ($75,000), and such default remains unremedied beyond the applicable grace period therefor.

All payments on or in respect of this Note, including principal, interest and premium thereon, shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Company for such purpose, or, at the option of the Holder, in such manner and at such other place in the United States of America as the Holder shall have designated to the Company in writing. Whenever a payment to be made hereunder shall be due on a day which is not a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest hereunder.

The Company shall not make any prepayment of any portion of the outstanding principal balance hereof prior to May 17, 2009 unless the Company has first given not less than fifteen (15) days prior written notice thereof to the Holder, and before the Company may make any such payment, the Holder shall have the right in his sole discretion to convert a portion of the Princi-pal Sum equal to such prepayment amount in accordance with the conversion procedures set forth below in lieu of permitting such prepayment.

The Company hereby waives diligence, presentment, demand, protest and notice of every kind whatsoever. The failure of the Holder to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

This Note shall be binding upon the Company, its successors and permitted assigns, and shall inure to the benefit of the Holder, its successors and permitted assigns.

The Company agrees to pay all costs of enforcement and collection, including reasonable attorneys’ fees, upon any Event of Default hereunder.

The Company’s obligation under this Note are secured by a General Business Security Agreement dated as of even date herewith in favor of Holder.

This Note is a contract made under and governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

Conversion Procedures

This Note shall be subject to the conversion procedures set forth below:

1. Conversion. From and after June 18, 2008, Holder shall have the right and option, at any time or times and without the payment of any additional consideration, to convert all or any portion of the Principal Sum into fully-paid and nonassessable Units of the Company.

2. Conversion Price. The Principal Sum shall be convertible into the number of Units that results from dividing the Principal Sum submitted for conversion in the Conversion Notice (as defined below) by the Conversion Price. As of the date hereof, the Conversion Price is Ten Dollars ($10.00) but is subject to adjustment as provided in Section 3 hereof.

3. Adjustments to Conversion Price. If and whenever on or after the original date of this Note, the Company issues or sells any Additional Units (as herein defined) for a Net Consideration per Unit which is less than the Conversion Price in effect immediately prior to the issuance of such Additional Units, then in each such case the Conversion Price shall be adjusted to equal the Net Consideration per Unit paid for such Additional Units. For purposes hereof, the “Additional Units” shall mean the Company’s Units and any options to purchase the Company’s Units or securities directly or indirectly exchangeable for or convertible into the Company’s Units. The term “Net Consideration” shall mean the amount equal to the total amount of consideration paid for Additional Units and the Net Consideration per Unit shall mean the total amount of consideration paid for Additional Units divided by the number of Additional Units acquired or deemed acquired. For purposes of determining the Net Consideration paid for Additional Units: (i) options to acquire Units and other securities directly or indirectly exchangeable for or convertible into the Company’s Units shall be treated as though exercised, exchanged or converted, on the date of their issuance, into the maximum number of Units into which they are convertible, or for which they are exercisable or exchangeable, at the then minimum commitment conversion or exchange price (without regard to any potential antidilution adjustments); (ii) consideration for Units shall be deemed to include, in the case of such options or exchangeable or convertible securities, their then minimum exercise, conversion or exchange price (without regard to any potential anti-dilution adjustments); and (iii) if additional Units are issued without consideration, the Net Consideration shall be deemed equal to $0.01 per Unit. If, prior to the issuance or sale of the Additional Units, the Holder has converted all or any portion of this Note into Units, then the Company shall issue to the Holder, at the time of issuance or sale of the Additional Units and without any additional consideration to Holder, the number of Units derived by (i) dividing the Conversion Price paid by the Holder for such Units by such adjusted Conversion Price; (ii) multiplying the result computed in clause (i) above by the number of Units into which this Note was previously converted by the Holder; and (iii) subtracting the number of Units into which the Holder previously shall have converted this Note, or a portion thereof. By way of example only, assume the Principal Sum submitted for conversion was $500,000, the Holder converted the Note at the initial Conversion Price of $10 into 50,000 Units and the Company subsequently issued Additional Units at a Net Consideration per Unit of $8.00. In that instance, the Company would issue to the Holder an additional 12,500 Units.

4. Conversion Procedure. Before the Holder shall be entitled to convert the Principal Sum into Units, the Holder shall give written notice to the Company that the Holder elects to convert this Note and shall state the amount of indebtedness hereunder being converted (the “Conversion Notice”) and shall surrender this Note at the office of the Company. Within twenty-four (24) hours after receiving the Conversion Notice, the Company shall promptly issue and deliver to the Holder evidence of the Units to which the Holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the Units issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Units on such date. If Holder shall submit for conversion less than the entire Principal Sum hereunder, the Company shall promptly issue and deliver a new Note in the amount of the Principal Sum remaining owing hereunder and in the form of the Note as exchanged.

5. Issuance of Units. The issuance of Units upon conversion of this Note will be made without charge to the Holder for any issuance tax or other governmental charge in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Units. Upon the conversion of this Note, the Company will take all such actions as are necessary in order to insure that the Units issuable with respect to such conversion will be validly issued, fully paid and nonassessable and free and clear of all liens and restrictions other than as provided in the Operating Agreement (as defined in the Investment Agreement). The Company will not close its books against the transfer of this Note or of Units issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. If any fractional interest in Units would, except for the provisions of this Section 4, be deliverable upon any conversion of this Note, upon the request of the Holder, the Company, in lieu of delivering the fractional share therefor, may pay an amount to the Holder equal to the Conversion Price of such fractional interest as of the date of conversion (as determined by the mutual agreement of the Company and the Holder). Investor acknowledges and agrees that any issuance of Units upon conversion of this Note shall be contingent upon Investor executing a Joinder Agreement pursuant to which Investor agrees to be bound by the terms and conditions of the Operating Agreement as in effect on the date hereof, and amendments thereto as to which Investor has consented in writing.

6. Notification by the Company of Certain Changes. The Company will give written notice to the Holder at least thirty (30) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Units, (ii) with respect to any pro rata subscription offer to holders of Units, or (iii) for determining rights to vote with respect to any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets to another person or entity which is effected in such a way that holders of Units are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Units or any dissolution, liquidation or winding-up of the Company.

7. Rounding. All calculations under this Note shall be made to the nearest cent or to the nearest one-hundredth of a Unit, as the case may be.

8. Notices. Any notices required or permitted to be given under this Note shall be delivered personally, by FedEx, UPS Overnight, Airborne or other nationally recognized delivery service (with evidence of delivery), if to the Company, to its principal office, and if to the holder of this Note, to the following address:

Advanced Biotherapy, Inc.
141 West Jackson, Suite 2182
Chicago, Illinois 60604
Attention: Christopher W. Capps
   Chief Executive Officer

Notices shall be deemed given upon personal delivery or the date of delivery after having been sent by reputable overnight courier (with evidence of delivery).

9. Protection of Conversion Rights. The Company shall not amend its Articles of Organization, Operating Agreement or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and will take all actions that may be necessary or appropriate in order to protect the rights of the holder of this Note to convert the Principal Sum against impairment.

10. Assignment. Subject to the requirements described in Section 12 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns and transferees of the parties.

11. Waiver and Amendment. No provision of this Note may be waived, amended or modified without the prior written consent of the Company and the Holder.

12. Transfer of this Note or Securities Issuable Upon Conversion. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the proposed offer, sale or other disposition and providing a draft of an opinion of counsel for the holder that such disposition qualifies for an exemption from registration under applicable federal and state securities law, and if such opinion of counsel is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required.

13. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report this Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

14. No Member Rights. Without limitation to any rights that the Holder may have outside of this Note, nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a Member in respect of meetings of Members for the election of directors or managers of the Company or any other matters or any rights whatsoever as a member of the Company; and no dividends or distributions otherwise made to members of the Company shall be payable or accrued in respect of this Note or the interest represented hereby or the Units obtainable hereunder until, and only to the extent that, this Note shall have been converted.

Note Purchase Agreement. This Note is issued pursuant to the Investment Agreement and all capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Investment Agreement. This Note is considered the “December Convertible Note” under the Investment Agreement.

ORGANIC FARM MARKETING, LLC

By
    Chad L. Pawlak, Sr., President